UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Annual Report Pursuant to Regulation A

For the year ended December 31, 2018

Elegance Spirits, Inc.
(Exact name of issuer as specified in its charter)

Delaware	82-3305170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Elegance Spirits, Inc.

8500 Wilshire Blvd, suite 700B

Beverly Hills, CA 90211

(Full mailing address of principal executive offices)

(424) 313-7471

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A: Common Stock, par value $0.0001 per share

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Elegance Spirits, Inc. (the “Company,” “Elegance,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

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ELEGANCE SPIRITS, INC.

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2018

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PART II

Elegance Spirits, Inc.

Item 1. Business

Overview

The Company was formed as a Delaware corporation on October 30, 2017 as Herb Infusion Group Holdings, Inc. In January 2018, it changed its name to Opulence Spirits, Inc. In March 2018, it then again changed its name to Elegance Spirits, Inc. The Company was formed and named for the specific purpose of manufacturing, marketing and selling super-premium, luxury spirits globally. As such, the Company entered into an agreement for the assignment and purchase of intellectual property for the Elegance Vodka brand from Australian Boutique Spirits Pty Ltd, an Australian proprietary limited company that owned the Elegance Vodka brand, on April 20, 2018.

Product

Elegance Vodka is a super-premium, luxury vodka brand distilled from Australian grapes. The vodka is certified gluten-free, distilled eleven times in small batches, blended with Australian natural pure water and charcoal filtered prior to packaging and distribution. Each bottle of Elegance Vodka is hand blown, and all components are assembled by hand in a state of the art manufacturing and bottling facility.

In the early 2000’s, French spirits companies began the commercial process of using white grapes to produce vodka. Ciroc vodka, for example, is produced in France from grapes. Since then, multiple varietals of grapes have been used to produce fine vodka products. The Company has extrapolated this philosophy to showcase a unique, first-of-its-kind, super-premium vodka created from Australian grapes and to promote “Brand Australia” to the world. Australian grapes and food products are considered to be some of the healthiest and cleanest foods in the world. All these elements combine to make Elegance Vodka a “world first” product.

Market

As global spirits consumption and per capita incomes rise, the Company believes there is an opportunity for a grain-free, super-premium spirit to disrupt the market. The Company intends to take advantage of not just domestic and international market growth, but also capture the increased margins in producing a premium spirit product. According to the US Distilled Spirits Council and Allied Market Research, it is anticipated that the sales of vodka overall will increase in the next five years.

In August 2017, Chris Shead, a channel director at Pernod Ricard UK, predicted that premium spirits would become the “standard” in pours while super-premiums would see an increase in popularity. Premium spirits currently account for 50% of the market sales.1

The Distilled Spirits Council of the United States (DISCUS) divides all spirit categories into four segments: Value, Premium, High End Premium and Super Premium. The price points of each depends on the particular spirit and is categorized not by a retail price per bottle, but rather, by supplier revenue per case. In this way, from the consumer’s perspective, the Super Premium category sets a relatively low point of entry in terms of pricing.2 This category has seen a significant rise in popularity in the last several years. According to Euromonitor data, international sales of luxury spirits hit US$15bn in 2015, up from US$11.8bn in 2010. This figure is forecast to rise to US$17.7bn by 2020.3

________________

1 http://www.morningadvertiser.co.uk/Article/2017/08/21/What-are-premium-and-super-premium-spirits Retrieved June 13, 2018

2 http://www.eater.com/drinks/2015/12/4/9837706/ultra-premium-spirits-whiskey-cognac-rum Retrieved June 13, 2018

3 http://www.thespiritsbusiness.com/2016/12/craft-spirits-redefining-perception-of-luxury/ Retrieved June 13, 2018

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The Company intends to cater to a more health-conscious, discerning, premium-conscious audience by using high quality ingredients, higher-end, luxury bespoke packaging, and pricing the product at a luxury price point. The Company believes there is a market for such a product as the world migrates towards more premium products and becomes more affluent. In 2015, the global “super-premium” spirits market was valued at $33 billion.4

Supplier sales (DISCUS counts only sales from spirit producers; distributor and on- and off-premise sales may differ) were up 4 percent, while volumes rose 2.6 percent to 226 million cases, up 5.8 million cases from 2016 with the strongest growth in the premium and super premium categories.5

The Company intends on taking advantage of this growth by ensuring its product is priced at and considered super-premium. This will allow the Company to enter into the market at a higher price point than some of the competition.

Design, Manufacturing & Production

The Company’s bottle design is that of a fine cut diamond, which has been custom designed, tooled and manufactured; that sits in a custom-made gold electro-plated base stand. The hexagonal closure is also unique and bespoke, having been custom designed to suit the overall package. All of these custom designed, molded and produced packaging elements combine to offer a unique super-premium luxury drinking experience, which is an attractive value proposition for retailers and on-premise locations such as bars and restaurants. Elegance Vodka is also presented in a customized gift box and the Company anticipates a majority of its sales originating from the retail packaged alcohol “gifting” category. This channel allows retailers to trade up on revenues and capture higher margins when compared to other vodka brands.

The Company has a manufacturing agreement in place with Australian Boutique Spirits Pty Ltd which is the Company’s Australian manufacturing partner for Elegance Vodka.

The Company commenced production around April 2018, with an initial production order allocated for its first production run. The first production run had an initial lead time of around 150 days which subsequently experienced delays as a result of the minimum order quantities (MOQ) for all relevant items to over 245 days, as procurement of all materials requires considerable management of associated items.

_______________

4 Allied Market Research, TMR, US Distilled Spirits Council, IWSR Global Review

5 http://www.nightclub.com/operations/high-end-and-super-premium-spirits-lead-way-to-growth Retrieved June 13, 2018

Product Pricing

The Company expects that its 750 mL bottles will constitute 80% of the Company’s eventual sales. The Company has not made any sales to date and is in the process of negotiating distribution contracts with its already established relationships. The Company is anticipating selling each case of 750mL bottles for $299.00 (six bottles). The distributor price is expected to be around $420.00. Thereafter, retailers will most likely price the product at $99 per bottle, which would allow retailers to capture industry standard margins.

The Company also intends to produce a limited supply of 1,750 mL bottles. It is expected that these bottles will only constitute 20% of the Company’s sales. The Company is anticipating selling each case of 1,750mL bottles for $753.00 (six bottles). The distributor price is expected to be around $1,061.00. Thereafter, retailers will most likely price the product at $249 per bottle, which would allow retailers to capture industry standard margins.

Marketing Plan & Growth Strategy

The Company intends on marketing its vodka world-wide; however, the initial marketing thrust will be within the United States.

The Company initially intends to engage in strategic marketing relationships with influencers, celebrities, other luxury brands, selective high-end retailers, and nightlife locations. This, the Company believes, will assist with the growth and “buzzmarketing” of the brand.

As of the date of this Prospectus, the Company is in the process of negotiating distribution contracts with established distributors as well as cultivating relationships with retailers, bars and restaurants interested in carrying the Company’s super premium vodka. The Company believes that its product is a luxury item that will appeal to nightclubs for bottle service, millennials who prefer higher end spirits, and high-end spirit retailers.

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The Company is also actively working on establishing strategic marketing relationships with influencers and celebrities and intends to establish a share compensation program for such relationships where the Company will provide shares of the Company (non-voting) in exchange for influencer and celebrity endorsements of its products. The Company believes this is vital in order to keep the influencers and celebrities that agree to promote and speak about its product through social media outlets engaged.

Currently, the company is negotiating strategic partnerships with Southern Glazer’s Wine and Spirits for initial distribution throughout California, Florida and Nevada. In addition, discussions are being held with several large distributors in Canada.

The Company’s CEO Amit Raj Beri has strategic relationships with distributors Coca-Cola Amatil and Vanguarde in Australia and New Zealand. In the UK, he has strategic partnerships with Mangrove UK. The Company expects to bring these longstanding relationships to bear in relation to distribution of its vodka in those jurisdictions in the near future.

The Company then hopes to achieve both vertical integration and horizontal integration. Vertical integration will come in the form of manufacturing and production efficiencies by seeking to own as many parts of the value chain as possible, while horizontal integration will come in the form of bolt-on acquisitions -in other words, purchasing or otherwise acquiring brands or products that fit with the luxury spirit ethos of the Company.

The Company does not intend to only produce grape-distilled vodka, but also hopes to expand the “Elegance” brand through other premium/luxury product developments. For example, the Company has completed a strategy and developed early stage proof of concepts for an “Elegance Whiskey”.

Geographic Territory

The Company intends to operate worldwide. Initially, it will look to deploy its products in the United States, Canada and Europe and then expand to other countries worldwide.

Regulatory Environment

In the United States, at the federal level, the Alcohol and Tobacco Tax and Trade Bureau of the United States Treasury Department regulates the wine and spirits industry with respect to production, blending, bottling, sales, advertising, and transportation of beverage alcohol products. Similar regulatory regimes exist in each state, as well as in most of the non-U.S. jurisdictions where we intend to sell our products. In addition, distilled spirits products are subject to customs duties or excise taxation in many countries, including in the United States, at the federal, state, and local level.

Competition

The distilled spirits industry is highly competitive. The Company will compete against many global, regional, and local brands in a variety of categories of alcoholic beverages, but it expects to compete primarily in the industry’s premium-and-higher price categories. The products will compete based on taste, product quality, brand image, and price - all in response to consumer preferences.

The Company intends to set a new benchmark in what consumers consider super-premium. Although there is a lot of competition in the vodka category, Elegance Vodka will seek to win over consumers via its unique product offering that sets a new benchmark in high-end, luxury, super-premium vodka.

Although there are no known comparables to Elegance Vodka in the vodka category, as all mainstream brands are stuck in their standard packaging and value to consumer offering as outlined in the table below, Elegance Vodka can be compared with Clase Azul tequila and Casamigos tequila. Both brands started a new super-premium trend in the mainstream tequila category by elevating their products and setting the prevailing standard for those categories.

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Below is a sample of the competition and their approximate prices (individual 750 mL bottle MSRP shown).

Beluga Vodka	$54.99
Crystal Head Vodka	$44.99
Absolut Elyx Vodka	$32.99
Grey Goose Vodka	$32.99
Ciroc Vodka	$24.99
Belvedere Vodka	$20.99

Seasonality

Our growth is expected to exhibit a seasonal pattern that reflects variations when consumer spirits, specifically vodka, are not consumed such as during dry periods or non-holiday periods. Our growth may be impacted by this seasonality. Internationally, we expect each market to demonstrate more predictable seasonal patterns as our service offering in each market becomes more established and we have a longer history to assess such patterns.

Employees

We currently have two (2) employees that are our officers and two (2) employees that aren’t our officers. One (1) of these persons currently receive a salary and some have been compensated with Voting Common Stock and consulting fees.

Certain officers were paid of $45,011 in consulting fees through various companies for their services related to the company.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

BUSINESS

Elegance Spirits, Inc. (the “Company”) was formed on October 30, 2017 as a Delaware Corporation for the general purpose of engaging in any lawful activity for which corporations may be organized under the law of the State of Delaware.

There are two classes of stock in the Company:

1. Voting Common Stock and

2. Non-Voting Common Stock.

The total number of shares of both classes of stock the Company is authorized to issue is 110,000,000 shares, 55,000,000 of which are Voting Common Stock and 55,000,000 of which are Non-Voting Common Stock. The Shares being sold in this Offering are all Non-Voting Common Stock.

Description of Rights of Classes of Stock

All Shares of Non-Voting Common Stock shall be identical and are non-voting (shall not be entitled to vote on any matter). The Shares to be issued pursuant to this Offering will be Non-Voting Common Stock. All holders of shares of Voting Common Stock (which are not being sold in this Offering) shall be identical and shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock held by such stockholder. All of the other terms (except for voting) of the Non-Voting Common Stock shall be identical to the Voting Common Stock.

Description of Preferred Stock

To date, the Company has not designated any of the authorized stock as preferred stock, however, at some time in the future, the Company may designate some of its authorized stock as preferred stock. Such preferred stock may have preference over the common stock in terms of dividends and voting.

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Results of Operations

The period of October 30, 2017 (date of inception) to December 31, 2017, and January 1, 2018 to December 31, 2018.

Revenue.

Our fiscal year end is December 31. We did not have any activity from October 30, 2017 through December 31, 2017, and there were no assets, liabilities, revenues or expenses at or for the 2-month period ended December 31, 2017. There were no revenues for the year ended December 31, 2018 because we were in the process of obtaining Regulation A+ regulatory approval to raise capital.

Operating Expenses. We had no operating expenses for the period ended December 31, 2017. Operating expenses for the year ended December 31, 2018 were $253,006. Operating expenses for the year were comprised of the types of expenses shown in the USE OF PROCEEDS TO COMPANY chart above.

Net Loss. Net loss for the period ended December 31, 2017 is $0. Net loss for the year ended December 31, 2018 was $293,002 This is not equal to the Operating Expenses since the Company recorded a loss of $39,996 on the extinguishment of notes payable during that start-up period. This loss was attributed to the extension of $149,700 in notes payable that have a provision that if not paid by the maturity date of September 14, 2018, the notes may be extended upon mutual agreement by the Company and the note holders; upon extension, the note holders will each receive additional shares of stock that cumulatively amount to 199,980 shares.

Liquidity and Capital Resources

The Company had net cash of $100,119 as of December 31, 2018. During the year ended December 31, 2018, the Company used $496,852 cash to cover the operating expenses. $97,956 was general and administrative expenses and $155,050 was related party consulting and marketing service expenses. We have $213,495 in Deferred Syndication Expenses and $310,000 in Related Party Prepaid Inventory. In total we used $710,347 in cash for Operating and Financing expenses.

During the period of October 30, 2017 (date of inception) to December 31, 2017 we had no cash. During the year ended December 31, 2018, $810,466 in cash was provided from financing activities. Of this $698,575 was from the issuance of related party notes and $111,891 was from the issuance of voting common stock. $213,495 was used for Deferred Syndication Expenses.

Related Party Transactions

As of December 31, 2018, we have issued 12,141,000 shares of Voting Common Stock to various insiders in exchange for cash of $12,141. We also issued 250,000 shares of Voting Common Stock to insiders for consulting services. To date we have 12,590,980 Voting Common Shares outstanding.

As of December 31, 2018, the Company has notes payable with various shareholders in the total amount of $698,575. The notes are not secured, do not bear interest, and were due through January 2019. The notes were extended upon mutual agreement between the Company and the noteholders. As described in the Net Loss section, $149,700 of notes were extended and an additional 199,980 shares were issued, and are reflected as a loss on the extinguishment of debt in the statements of operations and comprehensive loss for the year ended December 31, 2018.

Intellectual Property Assignment

On April 20, 2018 the Company entered into an agreement for the assignment and purchase of intellectual property for the Elegance Vodka brand from Australian Boutique Spirits Pty Ltd, an Australian proprietary limited company that owned the Elegance Vodka brand. The Company had agreed to pay $800,000 within seven (7) days of the closing of a financing from this Offering. This was not an arm’s length transaction as our CEO, Amit Raj Beri is also the Sole Director/Secretary of Australian Boutique Spirits Pty Ltd. On January 5, 2019, the Company successfully negotiated a reduction in the Company’s purchase price of intellectual property from $800,000 to $1. In doing so, the Company procured access to significant intellectual property to advance its operations on favorable terms.

Plan of Operations

Management of the Company intends to use a substantial portion of the net proceeds for general working capital and, once certain funding milestones are met, to move into full implementation to launch our developing and producing our product, procuring the appropriate licenses, trademarking and protecting our brand, marketing efforts, entering in new markets, and making strategic alliances.

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In our opinion, the proceeds from this Offering may not satisfy our cash requirements indefinitely, so we anticipate that it will be necessary to raise additional funds to implement the plan of operations. During that time frame, we may not be able to satisfy our cash requirements through sales and the proceeds from this Offering alone, and therefore we anticipate that we will need to attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Because we are still in the startup phase and have only recently launched the Company, we have data for revenue or expenses since the latest financial year. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined in this Offering Circular and attachments as critical to our business operations and an understanding of our results of operations. Those policies outlined are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

The Company had no revenue during 2017 or 2018.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

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Item 3. Directors and Officers

From October 30, 2017 to the date of this report, the Company has paid consulting fees to its officers, directors or significant employees in the amount of $155,050. The Company may hire additional officers in the future and pay them directly and may choose to compensate its directors in the future. Elizabeth Cardillo and Amit Raj Beri are married.

Name	Capacity in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Executive Officers
Amit Raj Beri	CEO, CFO, President and Secretary	$0	$33,203	$0

Elizabeth Cardillo	Chief Marketing Officer	$0	$24,000	$0

Directors
Amit Raj Beri	Chairman of the Board	$0	$0	$0

Mr. Beri was compensated $17,803 for marketing services and $15,400 for consulting services. Ms. Cardillo was compensated $24,000 through Europa USA, LLC, a major shareholder, controlled by Mr. Beri, for marketing services.

Employment Agreements

In the future, the Company may enter into formal employment agreements with its Executive Officers.

Biographical information regarding the above individuals can be found in our offering circular.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of the Company’s stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their shares of the Company’s stock.

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The following table sets forth information regarding beneficial ownership of all classes of our stock as of the date of the 1-k:

	Voting Common Stock Shares Prior to Offering	%	Voting Common Stock Shares After Offering	%	Non- Voting Stock Prior to Offering	%	Non- Voting Stock After Offering	%
Europa USA, LLC (1)	8,250,000	65.52%	8,250,000	65.52%	0	0	0	0
Cloverfield Capital Corp. (2)	1,700,000	13.50%	1,700,000	13.50%	0	0	0	0
Nick Ventura	250,000	1.99%	250,000	1.99%	0	0	0	0
TOTAL	10,200,000	81.01%	10,200,000	81.01	0	0	0	0

__________

(1)	Europa USA, LLC is controlled by CEO Amit Raj Beri.

(2)	Cloverfield Capital Corp. is controlled by Duvdevan Pty Ltd ATF Duvdevan Family Trust.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e. the power to dispose of or to direct the disposition of a security), In addition, for the purpose of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of the Offering.

Item 5. Interest of Management and Others in Certain Transactions

See Additional Company Matters in Item 2 above.

Item 6. Other Information

None.

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Item 7. Financial Statements

Elegance Spirits, Inc.

December 31, 2018

Audited Financial Statements

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Elegance Spirits, Inc.

December 31, 2018

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Independent Auditors’ Report

To the Board of Directors

Elegance Spirits, Inc.

Beverly Hills, California

Report on the Financial Statements

We have audited the accompanying financial statements of Elegance Spirits, Inc., a Delaware Corporation, which comprise the balance sheet as of December 31, 2018, and the related statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to Elegance Spirits, Inc.’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Elegance Spirits, Inc.’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elegance Spirits, Inc. as of December 31, 2018 and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Pleasant Hill, California	Spiegel Accountancy Corp.
June 12, 2019	Certified Public Accountants

F-1

Elegance Spirits, Inc.
Balance Sheet
December 31, 2018

ASSETS

Assets:
Cash	$100,119
Deferred Syndication Expenses	213,495
Related Party Prepaid Inventory	310,000

Total Assets	$623,614

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities:
Accounts Payable	$16,154
Related Party Notes Payable	698,575
Total Liabilities	714,729

Stockholders’ Deficit:
Voting Common Stock: $.001 Par Value; 55,000,000 Shares Authorized; 12,590,980 and 12,141,000 Shares Issued and Outstanding, Respectively	12,591
Non-Voting Common Stock: $.001 Par Value; 55,000,000 Shares Authorized; No Shares Issued and Outstanding	-
Additional Paid-in Capital	189,296
Retained Deficit	(293,002)

Total Stockholders’ Deficit	(91,115)

Total Liabilities and Stockholders’ Deficit	$623,614

F-2

Elegance Spirits, Inc.
Statement of Operations and Comprehensive Loss
Year Ended December 31, 2018

Income:	$-

Expenses:
General and Administrative Expenses	97,956
Related Party Consulting and Marketing Services	155,050

Net Loss from Operations	253,006

Other Income (Expense):
Interest Income	215
Loss on Extinguishment of Notes Payable	(39,996)

Total Other Income (Expense)	(39,781)

Net Loss Prior to Provision for Income Taxes	293,002

Provision for Income Taxes	-

Net Loss	293,002

Other Comprehensive Income	-

Comprehensive Loss	$293,002

F-3

Elegance Spirits, Inc.
Statements of Changes in Stockholders’ Deficit
Year Ended December 31, 2018

	Voting		Non-Voting		Additional		Total
	Common Stock		Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at January 1, 2018	-	$-	-	$-	$-	$-	$-

Issuance of Voting Common Stock	12,141,000	12,141	-	-	99,750	-	111,891

Issuance of Voting Common Stock for Related Party Consulting Services	250,000	250	-	-	49,750	-	50,000

Issuance of Voting Common Stock for Extinguishment of Debt	199,980	200	-	-	39,796	-	39,996

Net Loss	-	-	-	-	-	(293,002)	(293,002)

Balance at December 31, 2018	12,590,980	$12,591	-	$-	$189,296	$(293,002)	$(91,115)

F-4

Elegance Spirits, Inc.
Statement of Cash Flows
Year Ended December 31, 2018

Cash Flows from Operating Activities:
Net Loss	$(293,002)
Adjustments to Reconcile Net Loss to Net
Cash from Operating Activities:
Related Party Consulting Services	50,000
Loss on Extinguishment of Notes Payable	39,996

Change in Operating Assets and Liabilities:
Related Party Prepaid Inventory	(310,000)
Accounts Payable	16,154

Net Cash Used in Operating Activities	(496,852)

Cash Flows From Financing Activities:
Deferred Syndication Expenses	(213,495)
Proceeds from Related Party Notes Payable	698,575
Issuance of Voting Common Stock	111,891

Net Cash Provided by Financing Activities	596,971

Net Increase in Cash	100,119

Cash - Beginning of Year	-

Cash - End of Year	$100,119

Non-Cash Transactions:
Shares Provided for Issuance of Related Party	$50,000
Consulting Services
Shares Issued for Extinguishment of	$39,996
Related Party Notes Payable
Deferred Syndication Expenses paid with Accounts Payable	$8,000

F-5

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Elegance Spirits, Inc. (the “Company”), was formed on October 30, 2017 as a Delaware Corporation for the general purpose of engaging in any lawful activity for which corporations may be organized under the law of the State of Delaware.

The Company’s fiscal year end is December 31. The Company did not have any activity from October 30, 2017 through December 31, 2017, and there were no assets, liabilities, revenues or expenses at or for the 2-month period ended December 31, 2017. Therefore, the financial statements reflect the Company’s activity solely for the year ended December 31, 2018.

The Company is a manufacturer and distributor of a luxury vodka brand. The company uses 100% organic Australian grapes and charcoal-filtered Australian rain water to produce its vodka. The Company recognizes that there is consumer demand for premium quality beverages. The Company is bringing a premium vodka brand to the market with the objective to meet the consumer demand for a superior spirit. Management’s mission is to create something unique and special in both quality and appearance for the customer. The Company intends to initially distribute its luxury vodka brand in the western and central United States.

Basis of Presentation and Use of Estimates

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

Deferred Syndication Expenses

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceeds of the offering. The Company defers applicable syndication expenses based on this criteria. The Company will write off all deferred syndication expenses if a securities offering is aborted. At December 31, 2018, the Company has not received any gross proceeds related to the Regulation A+ offering that was approved on December 26, 2018.

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NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability, and reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk).

Income Taxes

The Company is taxed as a C Corporation under the Internal Revenue Code and a similar section of the state code. All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2018, there is one year open to examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the statement of operations and comprehensive loss.

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NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

Accounting Standards Issued But Not Yet Effective

Leases - In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) which was updated by FASB ASU 2018-10, Codification Improvement to Leases, and FASB ASU 2018-11, Targeted Improvements. The new lease standard requires lessees to recognize virtually all leases as right-of-use assets and lease liabilities on the balance sheet, as well as disclose key information regarding leasing arrangements. The new lease standard also requires the separation of the lease agreement from other contract components, such as maintenance services. The guidance in this standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Management is currently evaluating this guidance and the impact it will have on the financial statements.

Fair Value Measurement - In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management is currently evaluating this guidance and the impact it will have on the financial statements.

NOTE 2 - RISKS AND UNCERTANTIES

The Company did not generate any revenue for the year ended December 31, 2018. The Company is currently in the process of securing investor financing and commencing operations. However, there can be no assurance that the Company will successfully be able to generate equity financing or commence operations. Failure to secure equity financing or commence operations could adversely affect the Company’s ability to achieve its business objective and the results of its operations.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

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NOTE 4 - DEFFERED SYNDICATION EXPENSES

As of December 31, 2018, the Company has $213,495 in deferred syndication expenses that are related to its securities offering. The securities offering expenses are primarily comprised of legal and marketing expenses.

NOTE 5 - RELATED PARTY TRANSACTIONS

Prepaid Inventory

The Company had a manufacturing agreement for inventory purchases with Europa International Pty Ltd., an affiliated company, which was subsequently absorbed by Australian Boutique Spirits Pty Ltd, which is owned by one of the Company’s officers. As of December 31, 2018, the Company has advanced the related party $310,000, for inventory purchases.

Accounts Payable

During the year ended December 31, 2018, a related party advanced funds to pay certain operating expenses. As of December 31, 2018, the Company has accounts payable to the related party, in the amount of $8,000, which is included under accounts payable on the accompanying balance sheet.

Notes Payable

As of December 31, 2018, the Company has notes payable with various stockholders totaling $698,575. The balloon payment notes are not secured, do not bear interest or have monthly payments, and were due through January 2019. Management will pay these notes payable when the Company has raised sufficient capital to repay them.

There are $149,700 in notes payable that have a provision that if not paid by the maturity date of September 14, 2018, the notes may be extended upon mutual agreement between the Company and the note holders. Upon extension, the note holders will each receive additional shares of stock that cumulatively amount to 199,980 shares. The $149,700 in notes payable were re-issued and the 199,980 shares issued for $39,996, which is reflected as a loss on extinguishment of notes payable in the Company’s statement of operations and comprehensive loss.

Consulting and Marketing Services

The Company has paid contractual consulting service expenses of $45,011 to its officers, $85,761 to its stockholders, and $6,475 to a related party for the year ended December 31, 2018. The Company has also paid a total sum of $35,606 to a Company officer for marketing expenses for the year ended December 31, 2018. At December 31, 2018, there is no payable related to these services.

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NOTE 5 - RELATED PARTY TRANSACTIONS (CONTINUED)

Commitments

The Company had a commitment to purchase $800,000 in intellectual property from Australian Boutique Spirits Pty Ltd. related to vodka formulation and method of manufacturing, product branding and packaging, and supplier contacts. The commitment is payable upon such time as the Regulation A+ filing is complete and the Company is successfully raising capital.

The Company has a commitment with a stockholder to pay up to $250,000 in advisory fees subject to capital being successfully raised and collected in the Regulation A+ filing.

NOTE 6 - COMMON STOCK

Description of Rights of Classes of Stock

Description of Common Stock

All shares of common stock shall be identical and are non-voting (shall not be entitled to vote on any matter). The shares to be issued pursuant to this offering will be non-voting common stock. All holders of shares of voting common stock (which are not being sold in this offering) shall be identical and shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock held by such stockholder. All of the other terms (except for voting) of the non-voting common stock shall be identical to the voting common stock, except for the right of first refusal that attaches to the non-voting common stock, as explained in this offering circular and in the Company’s bylaws.

Description of Preferred Stock

To date, the Company has not designated any of the authorized stock as preferred stock. However, at some time in the future, the Company may designate some of its authorized stock as preferred stock. Such preferred stock may have preference over the common stock in terms of dividends and voting.

NOTE 7 - PROVISION FOR INCOME TAXES

Deferred tax benefits are evaluated annually by management to determine the likelihood of realization. A valuation allowance is applied to those benefits which are deemed more likely than not to be unrealized in the future.

The Company has no current federal or state tax provision at December 31, 2018.

The Company has approximately $60,000 in deferred tax asset from net operating losses for the year ended December 31, 2018, and a related full valuation allowance. The net operating loss can be carried forward indefinitely.

NOTE 8 - MARKETING EXPENSES

The Company paid $3,695 in marketing expenses for the year ended December 31, 2018, which is included in both general and administrative expenses and related party consulting and marketing services on the accompanying statement of operations and comprehensive loss.

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NOTE 9 - FAIR VALUE MEASUREMENTS

Due to their short term nature, the carrying values of cash, deferred syndication expenses, related party prepaid inventory, accounts payable and related party notes payable approximate their fair values at December 31, 2018.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

Warrants

The Company entered into a marketing services agreement with a vendor for the performance of syndication related services, which includes a provision to grant warrants upon the successful completion of the Regulation A+ initial filing. The specific terms of the warrants allow for the purchase of up to 600,000 Regulation A+ non-voting common stock offered. The warrants become active upon the completion of the Regulation A+ offering, have a duration of 3 years, and an exercise price of $nil per warrant.

Broker-Dealer Agreement

The Company entered into a broker-dealer agreement to pay a service fee equal to 1%, or $500,000, of all funds raised in the Regulation A+ filing.

Litigation

In the normal course of business, the Company may become a party to litigation matters involving claims against it. At December 31, 2018, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 11 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 14, 2019, the date the financial statements were available to be issued, and there were no subsequent events to report other than the following:

Related Party Commitments

On January 5, 2019, Australian Boutique Spirits Pty Ltd. reduced the Company’s purchase price of intellectual property from $800,000 to $1.

On February 1, 2019, the stockholder terminated its right to receive up to $250,000 associated with a successful capital raise.

Warrants

The Company terminated its relationship with the vendor related to the performance of syndication and related services for breach of contract, and has not issued any warrants subsequent to the successful completion of the Regulation A+ filing.

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Elegance Spirits, Inc.

June 14, 2019	By:	/s/ Amit Raj Beri
Amit Raj Beri
Chief Executive Officer
and Chairman of the Board of Directors
(principal executive officer)

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